Exhibit 10.1

MASIMO CORPORATION

CEO AND EXECUTIVE OFFICER EQUITY AWARD COMPENSATION POLICY

EQUITY COMPENSATION

In order to provide the Chief Executive Officer and the other executive officers of Masimo Corporation (the “Corporation”) with a long-term incentive compensation award, the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) has established this CEO and Executive Officer Equity Award Compensation Policy (the “Policy”).

ELIGIBILITY

The Chief Executive Officer hereby is, and shall always be, subject to the Policy. The Committee shall set by resolution from time to time the names and titles of other executive officers of the Company who shall be subject to the Policy. A person subject to the Policy shall hereinafter be referred to as a “Policy Participant” and persons subject to the Policy collectively referred to as the “Policy Participants.”

Each Policy Participant shall become eligible to receive an annual option grant of a non-qualified stock option to purchase shares of Common Stock of the Company (“Common Stock”) as determined by the Committee.

ANNUAL GRANTS

Chief Executive Officer

Each year, the Chief Executive Officer shall be eligible to receive an annual grant of a non-qualified stock option to purchase an aggregate of 300,000 shares of Common Stock (as has been and will be adjusted for stock splits, stock dividends, recapitalizations and similar transactions occurring on or after the effective date of the Policy), that vests at a rate of 20% per year, with an exercise price equal to 100% of the fair market value (as defined under the applicable stock option plan pursuant to which the grant was made) of one share of Common Stock on the date of grant. The grant of each such option shall be approved by the Committee in its discretion.

Other Policy Participants

Each year, each other Policy Participant shall be eligible to receive an annual grant of a non-qualified stock option to purchase that number of shares of Common Stock determined by the Committee, which option shall vest at a rate of 20% per year and have an exercise price equal to 100% of the fair market value (as defined under the applicable stock option plan pursuant to which the grant was made) of one share of Common Stock on the date of grant. The grant of each such option shall be approved by the Committee in its discretion.

REVIEW OF EXECUTIVE OFFICER EQUITY AWARD COMPENSATION

The form and amount of compensation paid to the Company’s Chief Executive Officer and other executive officers shall be reviewed from time to time by the Committee.

POLICY TERM, TERMINATION AND MODIFICATIONS, EXCEPTIONS

Nothing in this Policy gives a Policy Participant the right to remain in the employ of the Company for any period of time. Except to the extent explicitly provided otherwise in a then effective written employment by the Policy Participant and the Company, each Policy Participant is an at-will employee whose employment may be terminated with or without notice for any reason not prohibited by law.

This Policy has been approved by the Committee and is intended to serve as a framework within which the Board, the Committee and the Company may act with respect to the matters contemplated herein. It is not intended to and shall not create a set of legally binding obligations on the Board, the Committee or the Company. The Board or the Committee may amend, waive, suspend or repeal this Policy, or any portion of it, at any time, with or without public notice, as it determines necessary or appropriate. In the event the Board or the Committee ratifies or approves any action, matter or interpretation that may be deemed to be inconsistent with the terms of this Policy or any prior policy, this Policy and any such prior policy shall be deemed automatically amended to comport, in all respects, with such action, matter or interpretation.

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